Exhibit 10.77
BUSINESS OBJECTS S.A.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between (the “Employee”) and Business Objects S.A.                     (the “Company”), effective as of                     ,         2006 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     Term of Agreement.
     This Agreement shall terminate upon the earlier of:
     (a) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied and;
Change of Control Agreement — Canadian Template — Execution Version

          (b) the date that (i) the Employee first received notice of termination by the Company (or any parent or subsidiary of the Company) or (ii) the date that the Employee ceases to be employed by the Company (or any parent or subsidiary of the Company) for any reason other than termination by the Company without Cause following a Change of Control or voluntary termination for Good Reason following a Change of Control as provided for in this Agreement.
     5. Fresh Consideration. The Company is paying the Employee $1.00 (one dollar) and the Employee is paying the Company $1.00 (one dollar) as fresh consideration to enter into this Agreement, and each party hereby acknowledges the receipt and adequacy of such consideration.
     6. Severance Benefits.
          (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within twelve (12) months following a Change of Control (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee, signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company, then the Employee shall receive the following severance benefits from the Company:
               (i) Severance Payment. Subject to an Employee Non-Compete Extension (as defined in Section 4 of this Agreement), the Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater. In the event of an Employee Non-Compete Extension in accordance with and pursuant to Section 4 of this Agreement, the Employee shall be entitled to receive an additional severance payment (less applicable withholding taxes) equal to 50% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 50% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater. The maximum severance payable pursuant to this Section 3(i) and Section 4(a) of this Agreement shall be 150% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 150% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater, each less applicable withholding taxes.
               (ii) Options; Restricted Stock, Other Equity Compensation. All of the Employee’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and become exercisable. The Options shall remain exercisable following the termination for the period prescribed in the respective option agreements. Additionally, all of the shares of the Company’s Common Stock then held by the Employee subject to a Company repurchase or forfeiture right (the “Restricted Stock”) shall immediately vest and the Company’s right of repurchase or receipt upon forfeiture with respect to such shares of Restricted Stock shall immediately lapse. All other Company equity compensation held by the Employee shall also immediately vest and the Company’s right to repurchase or receive upon forfeiture shall also immediately lapse.
Change of Control Agreement — Canadian Template — Execution Version

               (iii) Continued Employee Benefits. Company-paid health, dental, vision, and life insurance coverage at the same level of coverage as was provided to the Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”) will continue as set out in this subparagraph. If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Subject to an Employee Non-Compete Extension (as defined in Section 4 of this Agreement), Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision and life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage (the “Initial Company-Paid Coverage Term”). In the event of an Employee Non-Compete Extension in accordance with and pursuant to Section 4 of this Agreement, Company-Paid Coverage shall continue from the end of the Initial Company-Paid Coverage Term until the earlier of (i) eighteen (18) months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision and life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.
          (b) Timing of Severance Payments. The severance payment to which Employee is entitled shall be paid by the Company to the Employee in cash and in full, not later than ten (10) calendar days after the date of the termination of Employee’s employment; provided, however, that any severance payment payable to Employee in connection with an Employee-Non-Compete Extension shall be paid by the Company to Employee in cash in six equal monthly installments on the last day of each month beginning on the 1st month following the first anniversary of the date of termination of Employee’s employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates within twelve (12) months following a Change of Control (i) voluntarily by the Employee other than for Good Reason or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits.
          (d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either with or without notice of termination of employment, either prior to a Change of Control or after the twelve (12) month period following a Change of Control, the Employee shall not be entitled to receive severance or other benefits pursuant to this Change of Control Severance Agreement, provided, however that the Company shall provide to the Employee the Employee’s notice or severance entitlement as required by the law of British Columbia.
          (e) Exclusive Remedy. In the event of a termination of Employee’s employment within twelve (12) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, and the Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following termination of employment within twelve (12) months of a Change in Control other than those benefits expressly set forth in this Section 3.
Change of Control Agreement — Canadian Template — Execution Version

     7. Non-Compete/Non-Solicitation.
          (a) Non-Compete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the eighteen (18) months following the termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that the Employee’s right to receive or retain the severance payments and benefits set forth in Section 3 (to the extent Employee is otherwise entitled to such payments and benefits) shall be conditioned upon Employee entering into the Non-Compete. For purposes of this Agreement, the “Non-Compete” shall mean Employee, for a period of twelve (12) months after the termination of the Employee’s employment with the Company (or any parent or subsidiary of the Company), not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with the Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such corporation’s capital stock outstanding. For the purposes of this Section 4, “Competition” means the development, designing, manufacturing, marketing, distributing or servicing of business intelligence software products. Employee may elect to extend the Non-Compete for an additional six (6) months in exchange for the additional severance payment and benefits set forth in Section 3(a)(i) and Section 3(a)(iii) of this Agreement (an “Employee Non-Compete Extension”) by written notice to the Company at least thirty (30) calendar days prior to expiration of the Non-Compete.
          (b) Non-Solicitation. Employee acknowledges that the nature of the Company’s business is such that if Employee were to solicit, induce, recruit or encourage an employee to leave his or her employment with the Company (or any parent or subsidiary of the Company), or were to attempt to or cause any prospective or current client or customer to purchase products from a third party rather than the Company, this would have a significant adverse impact upon the Company. Thus, to avoid any such solicitation of employees, clients or customers, until the date that is eighteen (18) months after the termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), Employee agrees and acknowledges that Employee’s right to receive or retain the severance payments and benefits set forth in Section 3 (to the extent Employee is otherwise entitled to such payments and benefits) shall be conditioned upon Employee not:
               (i) directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment with the Company (or any parent or subsidiary of the Company) either for the Employee or for any other entity or person with which or whom the Employee has a business relationship; and
               (ii) on his or her own behalf or on behalf of any other person, firm, or company, solicit, call upon, or otherwise initiate communication with any client, customer, prospective client, or prospective customer of the Company for the purpose of causing or attempting to cause any such person to purchase products sold or services rendered by the Company from any person or entity other than the Company.
Change of Control Agreement — Canadian Template — Execution Version

          (c) Understanding of Covenants. Employee represents that he or she (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          (d) Remedy for Breach.
               (i) Upon any breach of Section 4 by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and, notwithstanding the terms of the Employee’s stock option agreement, any stock options then held by Employee shall immediately terminate and be of no further force and effect, and the Employee shall be obligated to return any payments already made under Section 3 hereof, including but not limited to any gains from the sale of accelerated equity awards thereunder and any group health insurance premiums paid by the Company.
               (ii) The Employee agrees that a breach by the Employee of any of the covenants contained in Section 4 would result in damages to the Company and that the Company could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction, in British Columbia, for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.
     8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part which, if curable, continues for a period of not less than thirty (30) days following delivery to Employee of the written demand of performance.
          (b) Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected,
Change of Control Agreement — Canadian Template — Execution Version

or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (c) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a substantial reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” provided, further, that Employee’s acceptance of a new position on or after a Change of Control shall not in and of itself constitute express written consent that such position does not constitute a substantial reduction in Employee’s duties, title, authority or responsibilities; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from such Employee’s then present location. Notwithstanding the foregoing, Good Reason shall not exist based on conduct described above unless Employee provides the Company with written notice specifying the particulars of the conduct constituting Good Reason, and the conduct described (if reasonably susceptible of cure) has not been cured within thirty (30) days following receipt by the Company of such notice.
     9. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) and/or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption
Change of Control Agreement — Canadian Template — Execution Version

agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     10. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the Canada Post or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company (or any parent or subsidiary of the Company) or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
Change of Control Agreement — Canadian Template — Execution Version

          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
          (e) Choice of Law. The validity, interpretation, construction and performance of all aspects of this Agreement relating to whether a Change of Control has occurred shall be governed by and construed in accordance with the applicable laws of the Republic of France, and all other aspects of this Agreement shall otherwise be subject to the laws of the Province of British Columbia without regard to conflicts of laws. The parties agree to resolve any disputes they have in the Courts of the Province of British Columbia, and hereby attorn to the jurisdiction of British Columbia.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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Change of Control Agreement — Canadian Template — Execution Version

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	BUSINESS OBJECTS S.A.

By:

John G. Schwarz

	Title:	Chief Executive Officer

EMPLOYEE	By:

Title:
Change of Control Agreement — Canadian Template — Execution Version